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                                                  EXHIBIT 12.1



APW Ltd.
Statement of Computation of Ratio of
Earnings to Fixed Charges
(in thousands, except ratio data)

                              ----------------------------------------------------------------------

                                  Nine                      Year Ended August 31,
                                months         -----------------------------------------------------
                                 ended
                                5/31/00        1999        1998        1997        1996        1995
                              ----------------------------------------------------------------------
Net earnings from operations      $15,187     $20,425     $18,347     $31,696     $22,848     $19,282
Add income tax                     12,548      11,390      17,159      18,899      14,894      10,767
Add interest expense               38,222      52,857      16,623       9,518       3,688           -
Portion of rent interest
    factor (1)                      4,339       5,702       3,030       1,107       1,021       1,036
                                 --------    --------    --------    --------    --------    --------
    Total earnings

      fixed charges               $70,296     $90,374     $55,159     $61,220     $42,451     $31,085
                                  =======     =======     =======     =======     =======     =======
Fixed charges:
Interest expense                  $38,222     $52,857     $16,623     $ 9,518     $ 3,688     $     -
Portion of rent
   interest factor (1)              4,339       5,702       3,030       1,107       1,021       1,036
                                  -------     -------     -------     -------     -------     -------
    Total fixed                   $42,561     $58,559     $19,653     $10,625     $ 4,709     $ 1,036
                                  =======     =======     =======     =======     =======     =======
Ratio of earnings to charges         1.7x        1.5x        2.8x        5.8x        9.0x       30.0x
                                  =======     =======     =======     =======     =======     =======

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Notes for explanations:

(1) One third off rental expense is deemed representative of the interest factor.